UNITED STATES PATENT AND TRADEMARK OFFICE

UNITED STATES DEPARTMENT OF COMMERCE
United States Patent and Trademark Office
Address: COMMISSIONER FOR PATENTS
P.O. Box 1450
Alexandria, Virginia 22313-1450
www.uspto.gov

APPLICATION NUMBER	FILING OR 371(C) DATE	FIRST NAMED APPLICANT	ATTY. DOCKET NO./TITLE
15/921,573	03/14/2018	Frank Dougherty	RDOC_SpiBand_US01

CONFIRMATION NO. 3725

PUBLICATION NOTICE

OC000000106039200

15027
Condo Roccia Koptiw LLP
1800 JFK Boulevard
Suite 1700
Philadelphia, PA 19103

Title:SPIRAL BANDING

Publication No.US-2019-0056045-A1
Publication Date:02/21/2019

NOTICE OF PUBLICATION OF APPLICATION

The above-identified application will be electronically published as a patent application publication pursuant to 37 CFR 1.211, et seq. The patent application publication number and publication date are set forth above.

The publication may be accessed through the USPTO's publically available Searchable Databases via the Internet at www.uspto.gov. The direct link to access the publication is currently http://www.uspto.gov/patft/.

The publication process established by the Office does not provide for mailing a copy of the publication to applicant. A copy of the publication may be obtained from the Office upon payment of the appropriate fee set forth in 37 CFR 1.19(a)(1). Orders for copies of patent application publications are handled by the USPTO's Public Records Division. The Public Records Division can be reached by telephone at (571) 272-3150 or (800) 972-6382, by facsimile at (571) 273-3250, by mail addressed to the United States Patent and Trademark Office, Public Records Division, Alexandria, VA 22313-1450 or via the Internet.

In addition, information on the status of the application, including the mailing date of Office actions and the dates of receipt of correspondence filed in the Office, may also be accessed via the Internet through the Patent Electronic Business Center at www.uspto.gov using the public side of the Patent Application Information and Retrieval (PAIR) system. The direct link to access this status information is currently https://portal.uspto.gov/pair/PublicPair. Prior to publication, such status information is confidential and may only be obtained by applicant using the private side of PAIR.

Further assistance in electronically accessing the publication, or about PAIR, is available by calling the Patent Electronic Business Center at 1-866-217-9197.

Office of Data Managment, Application Assistance Unit (571) 272-4000, or (571) 272-4200, or 1-888-786-0101